Exhibit 10.20

March 1, 2006

Duane E. Zitzner

21561 Columbus Avenue

Cupertino, CA 95014

Dear Mr. Zitzner:

I am pleased to offer you a seat on the Alien Technology Corporation Board of Directors. Your appointment to the Board will be effective at the time there is a vacancy on the Board (the Company is currently in the process of seeking stockholder approval to increase the size of the Board to create this vacancy and anticipates receiving the requisite stockholder approval shortly). With the hope and expectation that you will accept this offer, I have summarized a few related matters below for your reference.

First, should you accept this offer, Alien Technology Corporation (the “Company”) will, upon the effective date of your joining the Board, recommend that the Board grant you an option (the “Option”) to purchase up to 287,500 shares of the Company’s Common Stock under the 1997 Stock Plan (the “Plan”) at an exercise price equal to the fair market value of the shares on the date of grant. We will provide your Option grant paperwork promptly after such grant has been made. Subject to the terms of the Plan and your related option agreement, your Option will vest as to 1/36th of the shares one month from the date (“Vesting Commencement Date”), and as to an additional 1/36th of the shares each month thereafter until fully vested in three years.

In addition to the time-based vesting described in the preceding paragraph, if you are a Director of the Company on the date of a Change of Control (as defined below) that occurs before the three-year anniversary of the Vesting Commencement Date, then 100% of the Shares subject to the Option shall immediately vest as of the effective date of such Change of Control. Notwithstanding any accelerated vesting contained in this paragraph, your total number of Shares subject to the Option granted herein shall not increase by virtue of a Change of Control.

“Change of Control” means the occurrence of any of the following events (except in each case as a result of the sale by the Company of its securities for the purpose of raising additional funds):

(a) Any “person”, or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, a Subsidiary of the Company, or a Company employee benefit plan) which did not previously possess such securities becomes the “beneficial owner” (as defined in

Letter to Duane Zitzner

March 1, 2006

Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing a majority of the combined voting power of the Company’s then outstanding securities;

(b) The closing of (i) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (ii) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity; or

(c) The issuance of securities which would give a “person” or “group” beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors; or

(d) Election of individuals representing a majority of the board of directors if those directors were nominated by a “person” or “group” and the incumbent board of directors publicly opposed the election of those directors.

Second, in addition to the indemnification rights you, in your capacity as a director of the Company, will be entitled to under the Company’s Bylaws and Certificate of Incorporation, we propose to grant you the additional contractual indemnification and related rights provided in the enclosed Indemnification Agreement.

Third, the Company will reimburse you for reasonable travel expenses associated with your attendance at Board of Directors meetings. Activities in connection with your seat on the Board of Directors will include participation as the Chairperson of the Company’s Audit Committee.

Finally, as you know, the Company’s intellectual property and other proprietary information is one of our most important assets and we must all be vigilant in our protection of it. Although it goes without saying, I feel it is appropriate to remind all new directors of their fiduciary duties of loyalty and care to the Company. These include the duty to maintain the confidentiality of the Company’s confidential and proprietary

Letter to Duane Zitzner

March 1, 2006

information and the duty to not use such information other than to promote the Company’s best interests. I am sure that you can appreciate the importance of these matters to us.

Again, I am happy to extend this invitation to you. Your participation on our Board would be of great benefit to the Company.

Best Regards,

/s/ Stavro Prodromou

Stav Prodromou
Chief Executive Officer

Acknowledged and agreed:

/s/ Duane Zitzner

Duane Zitzner

3/4/06
Dated